EXHIBIT 4.4
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                             STOCK OPTION AGREEMENT


         THIS AGREEMENT, dated as of the 5th day of May, 1999 by and between EMCOR GROUP, INC., a Delaware corporation (the "Corporation"), and Frank T. MacInnis ("Grantee")

                              W I T N E S S E T H:

         WHEREAS, the Corporation wishes to grant to Grantee, on the date set forth above, a non-qualified stock option to purchase shares of Common Stock of the Corporation, $.01 par value, upon the terms and conditions hereinafter stated.

         NOW, THEREFORE, in consideration of the premises and of the undertakings hereinafter contained, the Corporation and Grantee agree as follows:

         1. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to Grantee a non-qualified stock option (the "Option") to purchase all or any portion of 200,000 shares of Common Stock of the Corporation, $.01 par value (the "Shares"), at a price per share of $19.75. Unless sooner terminated in accordance with the terms of this Agreement and prior to the expiration date of the Option, all or any portion of the Shares subject to the Option may be purchased on or after November 21, 2006; provided that 50,000 Shares may be purchased on or after the Fair Market Value of a Share first equals or exceeds $25, an additional 50,000 Shares may be purchased on or after the Fair Market Value of a share first equals or exceeds $30, an additional 50,000 Shares may be purchased on or after the Fair Market Value of a Share first equals or exceeds $35, and an additional 50,000 Shares may be purchased on or after the Fair Market Value of a Share first equals or exceeds $40. Unless sooner exercised in full the Option shall expire on November 20, 2007.


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         2.  (a)  Notwithstanding the foregoing:

         (A) all or any part of the Shares subject to the Option may be purchased at any time or from time to time on or prior to November 20, 2007 in the event Grantee's employment with the Corporation is terminated by the Corporation other than for Cause (as that term is defined in the Amended and Restated Employment Agreement between the Grantee and the Corporation made as of May 4, 1999 (the "Employment Agreement")) or by the Grantee for Good Reason (as that term is defined in the Employment Agreement); and

         (B) all or any part of the Option may be exercised in the following circumstances (a) subject to the provisions of Section 4 hereof, immediately upon (but prior to the expiration of the term of the Option) the Grantee's retirement from the Corporation and all Subsidiaries on or after his 65th birthday, (b) subject to the provisions of Section 4 hereof, upon the disability (to the extent and in a manner as shall be determined by the Compensation Committee (the "Committee") of the Board of Directors of the Corporation in its sole discretion) or death of the Grantee, or (c) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

         (b) The Option shall be exercised by the delivery of written notice duly signed by the Grantee to such effect ("Exercise Notice"), together with the full purchase price of the Shares purchased pursuant to the exercise of the Option, to the Chairman of the Board or an officer of the Corporation appointed by the Chairman of the Board for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: in cash or by check payable to the order of the Corporation; by delivery to the Corporation of Shares which shall be valued at their Fair Market Value on the date of exercise of the Option (provided, that the Grantee may not use any Shares acquired pursuant to a stock option plan maintained by the Corporation unless the Grantee has beneficially owned such Shares for at least six months); by providing with the Exercise


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Notice an order to a designated broker to sell part or all of the Shares and to deliver sufficient proceeds to the Corporation, in cash or by check payable to the order of the Corporation, to pay the full purchase price of the Shares and all applicable withholding taxes; or by such other methods as the Committee may permit from time to time.

         (c) Within a reasonable time after the exercise of the Option, the Corporation shall cause to be delivered to the person entitled thereto a certificate for the Shares purchased pursuant to the exercise of the Option.

         (d) Notwithstanding any other provision of the Option, the Option may not be exercised at any time when the Option or the granting or exercise thereof violates any law or governmental order or regulation.

         (e) For purposes hereof the term Fair Market Value on a specified date shall mean the closing price at which a Share is traded on the stock exchange, if any, on which Shares are primarily traded or, if the Shares are not then traded on a stock exchange, the closing price of a Share as reported on the NASDAQ National Market System or, if the Shares are not then traded on the NASDAQ National Market System, the average of the closing bid and asked prices at which a Share is traded on the over-the-counter market, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above are applicable, the value of a Share as established by the Committee for such date using any reasonable method of valuation.

         (f) For purposes hereof the term Subsidiary means any corporation 50% or more of whose stock having general voting power is owned by the Corporation or another Subsidiary as herein defined of the Corporation.

         3. The Option and all other rights hereunder are not transferable or assignable by the Grantee except to the extent that the estate of the Grantee, if


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deceased, may be permitted, as herein provided, to exercise it. The Option may be exercised during the Grantee's lifetime only by him.

         4. Except as otherwise provided in Section 2(a) (A) hereof, all or any part of the Option, to the extent unexercised, shall terminate immediately, upon the cessation or termination for any reason of the Grantee's employment by the Corporation or any Subsidiary, except that the Grantee shall have until the end of the three-month period following the cessation of his employment with the Corporation or its Subsidiaries to exercise any unexercised part of the Option that he could have exercised on the day on which such employment terminated; provided, that such exercise must be accomplished prior to the expiration of the term of such Option. Notwithstanding the foregoing, if the cessation of employment is due to retirement on or after attaining the age of sixty-five (65) years, or to disability (to an extent and in a manner as shall be determined in each case by the Committee in its sole discretion) or to death, the Grantee or the representative of the estate of the Grantee, if deceased, may exercise the portion of the Option which is unexercised at the time of such retirement, or of such disability or death; provided, however, that such exercise must be accomplished prior to the expiration of the term of the Option and (a) within three months of the Grantee's retirement or disability or
(b) within six months of the Grantee's death, as the case may be.

         5. (a) If prior to the complete exercise of the Option there shall be declared and paid a stock dividend upon the Shares or if the Shares shall be split up, converted, exchanged, reclassified, or in any way substituted for, then the Option, to the extent that it has not been exercised, shall entitle the Grantee upon the future exercise of the Option to such number and kind of securities or cash or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the


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aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased hereunder.

         (b) Any fractional shares or securities issuable upon the exercise of the Option as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such shares or securities at the time of such exercise. If any such event should occur, the number of Shares with respect to which the Option remains to be issued shall be adjusted in a similar manner.

         (c) Notwithstanding the foregoing, upon the dissolution or liquidation of the Corporation, or the occurrence of a merger or consolidation in which the Corporation is not the surviving corporation, or in which the Corporation becomes a subsidiary of another corporation or in which the voting securities of the Corporation outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting securities of the Corporation or such surviving entity immediately after such merger or consolidation, or upon the sale of all or substantially all of the assets of the Corporation, the Option shall terminate unless provision is made by the Corporation in connection with such transaction for the assumption of the Option, or the substitution for the Option of new options of the successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise prices. In the event the Option terminates as aforesaid in connection with such a dissolution, liquidation, merger, consolidation or sale, the holder of the Option shall be entitled to receive from the Corporation cash in an amount equal to the excess of (i) the Fair Market Value (determined on the basis of the amount received by shareholders in connection with such transaction) of the Shares subject to the portion of the Option not theretofore exercised (whether or not the Option is then exercisable pursuant to its terms or otherwise), over
(ii) the aggregate purchase price which would


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be payable for the Shares upon the exercise of the Option. In the event of any other change in the corporate structure or outstanding Shares, the Committee may make such equitable adjustments to the number of Shares and the class of shares available under the Option as it shall deem appropriate to prevent dilution or enlargement of rights.

         6. The Corporation may postpone the issuance and delivery of Shares pursuant to the grant or exercise of the Option until (a) the admission of such Shares to listing on any stock exchange on which Shares of the Corporation of the same class are then listed, and (b) the completion of such registration or other qualification of such Shares under any State or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. The Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in the light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as from time to time amended (the "Securities Act"), to issue the Shares in compliance with the provisions of the Securities Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares which may be issued pursuant to the grant or exercise of the Option, or may issue stop transfer orders in respect thereof.

         7. If the Corporation or a Subsidiary shall be required to withhold any amounts by reason of any Federal, State or local tax rules or regulations in respect of the issuance of Shares pursuant to the exercise of the Option, the Corporation or the Subsidiary shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Grantee. In any event, the Grantee shall make available to the Corporation or Subsidiary, promptly when requested by the Corporation or such Subsidiary, sufficient funds to meet the requirements of such withholding; and the Corporation or Subsidiary shall be entitled to take and authorize such steps as it may


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deem advisable in order to have such funds made available to the Corporation or
Subsidiary out of any funds or property due or to become due to the holder of such Option.

         8. Nothing contained herein shall be construed to confer on the Grantee any right to be continued in the employ of the Corporation or any Subsidiary or derogate from any right of the Corporation or any Subsidiary to retire, request the resignation of or discharge the Grantee (without or with pay) at any time, with or without cause.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          EMCOR GROUP, INC.



                                          By: /s/ Frank T. MacInnis
                                              ----------------------------------
                                              Frank T. MacInnis, Grantee



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